Exhibit 10.1

WABASH NATIONAL CORPORATION

EXECUTIVE SEVERANCE PLAN

1.          Establishment; Purpose.

(a)         Establishment. Wabash National Corporation (the “Company”) hereby establishes the Wabash National Corporation Executive Severance Plan, as set forth in this document, effective as of January 1, 2016 (the “Effective Date”).

(b)         Purpose. The Plan is designed to provide financial protection in the event of unexpected job loss to certain officers and key employees of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company.

2.          Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.

“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

“Annual Base Salary” means the Participant’s annual rate of base salary in effect as of the Date of Termination.

“Benefit Continuation Period” means, with respect to each Participant, the number of months set forth on Exhibit A as the Benefit Continuation Period for the Participant’s tier level (Tier I, Tier II or Tier III, as applicable).

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning given to such term in the Participant’s employment agreement with the Company or an Affiliate, or if there is no such employment agreement that defines such term, “Cause” means: (a) the willful and continued failure of the Participant to perform the Participant’s principal duties (other than any such failure resulting from vacation, leave of absence, or incapacity due to injury, accident, illness, or physical or mental capacity) as reasonably determined by the Committee in good faith after the Participant has been given written, dated notice by the Committee specifying in reasonable detail the Participant’s failure to perform and specifying a reasonable period of time, but in any event not less than twenty (20) business days, to correct the problems set forth in the notice; (b) the conviction of the Participant of, or a plea of guilty or nolo contendere by the Participant to, any misdemeanor involving moral turpitude or dishonesty or any felony; (c) illegal conduct or gross misconduct by the Participant which results in material and demonstrable damage to the business or reputation of the Company or an Affiliate; (d) gross negligence of the Participant resulting in material economic harm to the Company or an Affiliate; (e) the Participant’s material violation of the Company’s Code of Business Conduct and Ethics (or Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers, as applicable), or a similar policy of the Company and its Affiliates; or (f) a breach by the Participant of the provisions of Section 7 of the Plan. No act or omission on the part of a Participant shall be considered “willful” unless it is done by the Participant in bad faith or without reasonable belief that the Participant’s action was in the best interests of the Company.  Any act or omission based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel of the Company shall be conclusively deemed to be done by the Participant in good faith and in the best interests of the Company.

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“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Date of Termination” means the date of the Participant’s death, the date on which the termination of the Participant’s employment by the Company for any reason (whether as a result of Disability or with or without Cause) is effective, or the date on which the termination of the Participant’s employment by the Participant for any reason is effective.

“Disability” means (a) that the Participant has been unable, by reason of illness or injury and with or without a reasonable accommodation, to perform his or her normal duties on behalf of the Company and its Affiliates for a period of 180 days, whether or not consecutive, within the preceding 360-day period; or (b) a condition whereby the Participant is eligible to receive disability benefits for permanent and total disability under any long-term disability plan of the Company or an Affiliate.

“Eligible Employee” means an individual who is described as such in Section 3(a) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 60 calendar days after the giving of such notice).

“Other Benefits” has the meaning given to that term in Section 4(a)(ii) hereof.

“Participant” means an Eligible Employee who meets the eligibility requirements and other conditions of Section 3 hereof, until such time as the Eligible Employee’s participation ceases in accordance with Section 3(c) hereof. Each Participant shall be either a “Tier I Participant,” a “Tier II Participant” or a “Tier III Participant,” as designated by the Committee.

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“Participation Agreement” means an agreement between the Company and each Eligible Employee that must be executed as a condition of the Eligible Employee’s participation in this Plan, in the form attached as Exhibit B.

“Plan” means this Wabash National Corporation Executive Severance Plan, as set forth herein and as amended from time to time.

“Release” has the meaning given to that term in Section 5 hereof.

“Severance Multiple” means, with respect to each Participant, the number set forth on Exhibit A as the Severance Multiple for the Participant’s tier level (Tier I, Tier II or Tier III, as applicable).

“Target AIP” means the amount of cash compensation that would be payable to the Participant under the Company’s annual incentive plan for the fiscal year during which the Date of Termination occurs, computed assuming that the “target” level of performance has been achieved.

“Tier I Participant” means a Participant designated as such by the Committee.

“Tier II Participant” means a Participant designated as such by the Committee.

“Tier III Participant” means a Participant designated as such by the Committee.

3.          Eligibility; Term of Plan.

(a)        Eligible Employees. Eligibility to participate in the Plan shall be limited to those officers and key employees of the Company and its Affiliates who are designated as such by the Committee. When designating Eligible Employees, the Committee shall specify whether each Eligible Employee is eligible to participate in the Plan as a Tier I Participant, Tier II Participant or a Tier III Participant. In lieu of expressly designating Eligible Employees for Plan participation, the Committee may establish eligibility criteria providing for the participation, and/or tier level, of one or more Eligible Employees who satisfy such criteria.

(b)        Participation. As a condition to becoming a Participant and being entitled to the benefits and protections provided under the Plan, each Eligible Employee must execute and deliver a Participation Agreement to the Company within 30 days after the date such individual is designated by the Committee as an Eligible Employee.

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(c)          Duration of Participation. An Eligible Employee participating in this Plan shall cease to be a Participant in this Plan if: (i) the Eligible Employee ceases to be employed by the Company or an Affiliate, unless such Eligible Employee is then entitled to a severance benefit as provided in Section 4(b) of this Plan and/or Accrued Benefits or Other Benefits as provided in Section 4(c) of this Plan; or (ii) the Committee removes the Eligible Employee as a Participant in accordance with Section 16 hereof. Notwithstanding anything herein to the contrary, a Participant who is entitled to a severance benefit as provided in Section 4(b) of this Plan and/or Accrued Benefits or Other Benefits as provided in Section 4(c) of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan, including Sections 5 and 7 hereof, and the terms and conditions of Sections 5 and 7 hereof shall survive, for the periods set forth therein, the termination of a Participant’s employment and participation in this Plan.

(d)          No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or an Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

(e)          Term of Plan. This Plan shall be effective for a period commencing on the Effective Date and ending on December 31, 2018. The term of this Plan shall be automatically extended for an additional 12-month period on January 1, 2019 and each subsequent 12-month period, unless the Company provides written notice to the Participants not less than six months before such date that the Company is electing not to extend the term of the Plan. References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed.

4.           Severance Benefits.

(a)          Any Termination of Employment. If a Participant’s employment with the Company and its Affiliates is terminated for any reason or no reason, then:

(i)          Accrued Benefits. The Company shall pay, or cause to be paid, to the Participant the sum of: (A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; (B) the amount of any annual incentive that has been earned by the Participant for a completed fiscal year preceding the Date of Termination in accordance with the terms and conditions of the Company’s annual incentive plan (including, but not limited to, the Participant’s satisfaction of any required period of continued employment following the end of such fiscal year), but that has not yet been paid to the Participant; and (C) any accrued vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A), (B) and (C) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after the Date of Termination.

(ii)         Other Benefits. To the extent not theretofore paid or provided, and subject to Section 8(b) hereof, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company, including any benefits to which the Participant is entitled under COBRA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

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(b)         Termination Without Cause. Subject to compliance with Sections 5 and 7 hereof, if the Company (and any Affiliate) terminates the employment of a Participant without Cause and not as a result of the Participant’s Disability or death, the Participant shall be entitled to the compensation and benefits set forth in this Section 4(b):

(i)          Severance Pay. Subject to Section 5 hereof, the Company shall pay to the Participant an amount determined as follows:

(A)         Tier I and Tier II Participants. If the Participant is a Tier I Participant or a Tier II Participant, the Company shall pay to the Participant an amount equal to the product of (A) the Participant’s Severance Multiple, multiplied by (B) the sum of the Participant’s Annual Base Salary and Target AIP; or

(B)         Tier III Participants. If the Participant is a Tier III Participant, the Company shall pay to the Participant an amount equal to the product of (A) the Participant’s Severance Multiple, multiplied by (B) the Participant’s Annual Base Salary.

Any severance payable pursuant to this Section 4(b)(i) shall be paid in substantially equal installments in accordance with the Company’s normal payroll procedures over the Participant’s Benefit Continuation Period, with the first installment commencing on the first payroll date to occur on or immediately after the date the Release becomes effective and irrevocable in accordance with its terms. The first such installment shall include all amounts accrued after the Date of Termination to the date of such installment and the remaining installments shall be payable as otherwise scheduled assuming that payments had begun on the first regular payroll date after the Date of Termination.

(ii)         Pro-Rated Annual Incentive. Subject to Section 5 hereof, the Participant shall be eligible to receive a lump sum payment equal to the annual cash incentive, if any, that would have been payable under the Company’s annual incentive plan for the fiscal year during which the Date of Termination occurs, determined as if the Participant had remained employed for the entire fiscal year (and for any additional period of time necessary to be eligible to receive an annual cash incentive for such fiscal year) and based on actual performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all similarly-situated employees who did not terminate employment), pro-rated for the portion of the fiscal year through and including the Date of Termination (the “Pro-Rated Annual Incentive”). The Pro-Rated Annual Incentive shall be paid to the Participant at the same time that payments are made to other participants in the Company’s annual incentive plan for the fiscal year during which the Date of Termination occurs and shall be in lieu of any annual incentive that the Participant otherwise would have been entitled to receive for that fiscal year.

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(iii)        Prior Year Annual Incentive. Subject to Section 5 hereof, if the Participant’s Date of Termination occurs prior to the payment of annual cash incentives under the Company’s annual incentive plan for the fiscal year that was completed immediately prior to the Participant’s Date of Termination, the Company shall pay to the Participant the amount of any unpaid annual cash incentive that would have been earned by the Participant for such completed fiscal year had his or her employment continued through the date that annual cash incentives are paid to continuing employees for such fiscal year, but only to the extent that such amount is not included in the Accrued Benefits payable to the Participant pursuant to Section 4(a)(i) hereof (the “Prior Year Annual Incentive”). The Prior Year Annual Incentive, if any, shall be paid to the Participant at the same time that payments are made to other participants in the Company’s annual incentive plan for the fiscal year completed immediately prior to the Date of Termination and shall be in lieu of any annual incentive that the Participant otherwise would have been entitled to receive for that fiscal year.

(iv)        Health Care Coverage. Subject to Section 5 hereof, and further subject to the Participant’s timely election of continued medical, dental and vision care coverage under COBRA and the Participant’s continued copayment of premiums associated with such coverage, the Company shall reimburse the Participant, on a monthly basis, for (or pay on the Participant’s behalf) the portion of the costs of continued medical, dental and vision benefits for the Participant and the Participant’s covered dependents equal to the amount that the Company was paying immediately prior to the Participant’s Date of Termination, with such reimbursement or payment to continue for the Benefit Continuation Period; provided that the Participant is eligible and remains eligible for COBRA coverage and further provided that the Company’s reimbursement or payment of costs hereunder shall cease if the Participant becomes eligible for medical, dental or vision coverage under a plan maintained by a subsequent employer or an employer of the Participant’s spouse. Any period of welfare benefit continuation under COBRA shall begin on the Date of Termination and shall run concurrently with the Benefit Continuation Period. During the Benefit Continuation Period, an amount equal to the portion of the premium paid by the Company for such coverage will be included in the Participant’s income for tax purposes to the extent required by applicable law, and the Company may withhold taxes from the Participant’s other compensation for this purpose.

(v)         Outplacement. Subject to Section 5 hereof, the Company shall, at its sole expense as incurred, provide the Participant with outplacement services from a recognized outplacement service provider selected by the Company, provided that (A) the cost to the Company shall be up to, but not exceed $30,000, and (B) in no event shall the outplacement services be provided after the end of the Benefit Continuation Period.

(vi)         Equity Awards. Each outstanding equity award of the Company granted to the Participant shall be treated as provided in the applicable Company equity plan and award agreement.

(c)          Other Terminations. If a Participant’s employment is terminated by the Company (and any Affiliate) for Cause, for Disability or as a result of the Participant’s death, or if the Participant voluntarily terminates his or her employment for any reason, then the Company shall pay or provide to the Participant the Accrued Benefits, payable in accordance with Section 4(a)(i) of this Plan, and the Other Benefits, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.

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(d)          Notice of Termination. Any termination of a Participant’s employment by the Company and its Affiliates for Cause shall be communicated by Notice of Termination to the Participant in accordance with Section 15. Any failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e)          Resignation from All Positions. Notwithstanding any other provision of this Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all positions (including directorships) that he or she holds or has ever held with the Company and its Affiliates. By executing the Participation Agreement, each Participant agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

5.           Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any severance payment under Section 4(b) hereof unless: (a) the Participant or the Participant’s legal representative first executes within fifty (50) calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit C, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”), (b) the Participant does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.

6.           No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

7.           Restrictive Covenants.

(a)          Confidentiality. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After a Participant’s Date of Termination, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Any breach of this Section 7(a) shall result in the Participant’s forfeiture of any amounts due to the Participant under this Plan and the obligation to repay all amounts of severance previously paid to the Participant under this Plan. Further, this Plan shall in no way supersede any obligation that a Participant may have under any employment agreement, confidentiality agreement, non-disclosure agreement, any other written agreement with the Company or any of its Affiliates, or any related Company policy or policy of any of its Affiliates.

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(b)          Non-Competition. Each Participant agrees that, at all times during the Participant’s employment with the Company and its Affiliates and thereafter during the applicable Benefit Continuation Period, for whatever reason, he or she may not directly or indirectly, individually or as an officer, director, executive, shareholder (except if he or she is a shareholder of less than 1% of a publicly traded security), consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, engage in or promote any Competitive Business. For purposes of this Plan, a “Competitive Business” means any business or entity that, in the Restricted Area, is engaged in, or plans to engage in, the development, manufacture, distribution, marketing, sale, leasing, licensing, servicing or provision of a product, process, system or service that is similar to or competitive with any product, process, system or service which, at any time during the one-year period ending on the Participant’s Date of Termination, the Company or an Affiliate had developed, manufactured, distributed, marketed, sold, leased, licensed, serviced or provided (or had plans to develop, manufacture, distribute, market, sell, lease, license, service or provide). For purposes of this Plan, the “Restricted Area” means any geographic area in which the Company or an Affiliate does business or plans to do business while the Participant is employed by the Company or an Affiliate, including but not limited to the United States, Canada, Mexico and the United Kingdom..

(c)          Non-Solicitation and Non-Interference with Customers. During his or her employment with the Company and its Affiliates and thereafter during the Benefit Continuation Period, each Participant agrees that he or she may not directly or indirectly solicit (other than on behalf of the Company and its Affiliates) business or contracts for any products or services of the type provided, developed or under development by the Company or an Affiliate during the Participant’s employment by the Company or an Affiliate, from or with (i) any person or entity which was a customer of the Company or an Affiliate for such products or services as of, or within one year prior to the Participant’s Date of Termination; or (ii) any prospective customer which the Company or an Affiliate was soliciting as of, or within one year prior to the Participant’s Date of Termination. Additionally, during the Benefit Continuation Period, a Participant may not directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by the Company or an Affiliate during the Participant’s employment with the Company or an Affiliate. Further, a Participant may not during the Benefit Continuation Period knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company or an Affiliate was involved during the Participant’s employment with the Company or an Affiliate.

(d)          Non-Solicitation of Employees and Contractors. During his or her employment with the Company and its Affiliates and thereafter during the Benefit Continuation Period, each Participant agrees that he or she may not knowingly solicit any person employed by the Company or an Affiliate, or who within 180 days of the Participant’s Date of Termination had been so employed by the Company or an Affiliate, to leave such employment. Further, during the Benefit Continuation Period, a Participant will not knowingly solicit any contractor of the Company or an Affiliate to terminate or reduce the contractor’s business with the Company or an Affiliate.

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(e)          Non-Disparagement. A Participant shall not disparage the Company or any of its Affiliates or their respective directors, officers, employees, agents, shareholders, successors and assigns (both individually and in their official capacities with the Company and its Affiliates) or any of their goods, services, employees, customers, business relationships, reputation or financial condition. The Company agrees that, following the Date of Termination, it will instruct its executive officers not to disparage a Participant or the Participant’s business relationships or reputation. For purposes of this Plan, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavorable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement. Nothing in the foregoing will preclude either party from providing truthful disclosures as required by applicable law or legal process.

(f)          Return of Property. At a Participant’s Date of Termination, or at any time upon the Company’s request, the Participant shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever which are in the Participant’s possession or control and which are the property of the Company and its Affiliates or which relate to the business activities, facilities or customers of the Company and its Affiliates, including any records, documents or property created by the Participant in said capacity. Further, each Participant agrees to attend an exit interview upon termination of employment to ensure compliance with the terms of this Plan.

(g)          Cooperation. During his or her employment with the Company and its Affiliates and thereafter, each Participant shall cooperate with the Company and its Affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, the Participant’s being available to the Company and its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into the Participant’s possession, all at times and on schedules that are reasonably consistent with the Participant’s other permitted activities and commitments, if the Participant is then employed by the Company, and otherwise taking into account the Participant’s reasonable business obligations.

(h)          Enforcement.

(i)          Scope of Restrictions. By signing a Participation Agreement, the Participant acknowledges that the restrictions set forth in this Section 7 are reasonable and necessary to protect the Company’s business and goodwill, and that the Participant’s obligations under this Section 7 shall survive any termination of employment. If a court of competent jurisdiction finds that any term of this Section 7 is for any reason excessively broad in scope or duration, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Section 7 shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political division worldwide. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the provision hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

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(ii)         Consideration. By signing a Participation Agreement, the Participant acknowledges and agrees that the compensation and benefits provided in this Plan constitute adequate and sufficient consideration for the covenants made by the Participant in this Section 7. As further consideration for the covenants made by the Participant in this Section 7, the Company has provided and will provide the Participant certain proprietary and other confidential information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.

(iii)        Remedies. The Participant recognizes and affirms that in the event of the Participant’s breach of any provision of this Section 7, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, by signing a Participation Agreement, the Participant agrees that in the event of a breach or a threatened breach by the Participant of any of the provisions of this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may (A) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), (B) cease any further payments or benefits under this Plan, and (C) require the Participant to repay any severance benefits provided by the Company hereunder. In the event that the Company institutes legal action to enforce this Section 7, the Participant agrees that the Company shall be entitled to recover from the Participant its costs of any action (including, if the Company prevails on at least one material issue in such action, reasonable attorneys’ and expert fees and expenses). Nothing in this Section 7(h) will be deemed to limit the Company’s remedies at law or in equity for any breach by the Participant of any of the provisions of this Section 7 that may be pursued or availed of by the Company.

8.           Effect on Other Plans, Agreements and Benefits.

(a)          Relation to Other Benefits. Unless otherwise provided herein, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates for which the Participant may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of its Affiliates. Any economic or other benefit to a Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).

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(b)          Non-Duplication. Notwithstanding the foregoing provisions of this Section 8, and except as specifically provided below, any severance payments or benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company or an Affiliate (not including an equity award agreement, retirement or deferred compensation plan or similar plan or agreement which may contain provisions operative on a termination of the Participant's employment or which may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment); provided, however, that if a Participant’s employment with the Company and its Affiliates is terminated in circumstances under which the Participant becomes entitled to severance payments or benefits pursuant to the Wabash National Corporation Change in Control Severance Pay Plan or its successor (the “Change in Control Plan”), then the Participant shall not be entitled to any severance payments or benefits under this Plan as a result of such termination of employment and, in lieu of, and not in duplication of, any severance payments or benefits the Participant would otherwise to be entitled to receive under this Plan, the Participant shall receive the severance payments or benefits to which the Participant is entitled under the Change in Control Plan, payable or provided under the terms, and subject to the conditions, of the Change in Control Plan. Further, notwithstanding the foregoing provisions of this Section 8, if a Participant’s employment with the Company and its Affiliates is terminated in circumstances under which the Participant would become entitled to severance payments or benefits both pursuant to this Plan and pursuant to an employment agreement between such Participant and the Company or an Affiliate (“Employment Agreement”), then the Participant shall receive severance payments or benefits only under either the Plan or the Participant's Employment Agreement, whichever of those two arrangements would provide the Participant with the greater aggregate severance payments and benefits, payable or provided under the terms, and subject to the conditions, of either the Plan or the Participant's Employment Agreement, as applicable. Any severance payments or benefits received by a Participant under the Plan pursuant to the immediately preceding sentence shall be in lieu of, and not in duplication of, any severance payments or benefits the Participant would otherwise be entitled to receive under the Participant's Employment Agreement; and any severance payments or benefits received by a Participant under the Participant's Employment Agreement pursuant to the immediately preceding sentence shall be in lieu of, and not in duplication of, any severance payments or benefits the Participant would otherwise be entitled to receive under the Plan.

9.          Administration. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular employee is a Participant; and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. Any interpretation or construction of, or determination or action by, the Committee with respect to the Plan and its administration shall be final and binding upon any and all parties and persons affected thereby, subject to the exclusive appeal procedure set forth herein. To the extent permitted by law, the Committee may delegate to one or more officers of the Company, subject to such terms as the Committee shall determine, authority to administer all or any portion of the Plan, or the authority to perform certain functions with respect to the Plan, including administrative functions. In the event of such delegation, all references to the Committee in this Plan (other than such references in the immediately preceding sentence) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

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10.         Claims for Benefits.

(a)          Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Committee.

(b)          Review of a Claim. The Committee shall, within 90 calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c)          Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Committee within 60 calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 10(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d)          Review of a Claim on Appeal. Within 60 calendar days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 calendar days after such receipt), the Committee shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

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11.         Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

12.         Successors.

(a)          Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

(b)          Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

13.         Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

14.         Withholding. The Company and its Affiliates may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Company and its Affiliates are required to withhold pursuant to any law or government regulation or ruling.

15.         Notices. Any notice provided for in this Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to the Participant shall be sent to the address of the Participant most recently provided to the Company. Notices to the Company should be sent to: Wabash National Corporation, 1000 Sagamore Parkway South, Lafayette, Indiana 47905, Attention: Senior Vice President, Human Resources. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by first class mail.

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16.         Amendment. Except as otherwise provided herein, the Company expressly reserves the right to amend the Plan in whole or in part, without either the consent of or any prior notification to Participants, including without limitation to remove individuals as Participants or to modify all or any benefits under Section 4 hereof. Notwithstanding the foregoing, no amendment of the Plan shall impair the rights of a Participant who previously has incurred a termination of employment entitling the Participant to severance benefits under this Plan unless such amendment is agreed to in a writing signed by the Participant (or his or her legal representative) and the Company.

17.         Governing Law. This Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Indiana, without regard to conflicts of law principles.

18.         Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any part of any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such part shall be ineffective to the extent of such invalidity, illegality or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

19.         Headings. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

20.         Section 409A.

(a)          In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible. To the extent that none of these exceptions applies, and if a Participant is a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Plan to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided to such Participant during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day that is more than six months after the Participant’s separation from service.

(b)          Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

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(c)          In-Kind Benefits and Reimbursements. To the extent that any taxable in-kind benefit or reimbursement provided under this Plan is not exempt from the requirements of Section 409A, then the following rules shall apply: (i) the amount of any such in-kind benefit or reimbursement to which a Participant may be entitled during a calendar year will not affect the amount to be provided in any other calendar year, (ii) any such in-kind benefit or reimbursement shall not be subject to liquidation or exchange for another benefit, and (iii) any such reimbursement shall be paid no later than the last day of the calendar year following the calendar year in which the reimbursable expense, if any, was incurred.

(d)          Payment Dates. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Plan for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that such Release becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, a Participant’s right to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

(e)          Acceleration, etc. The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant. To the extent that the Company determines that any payment under this Plan would be considered an impermissible acceleration or deferral of payment of nonqualified deferred compensation in violation of Section 409A, the Company will instead make such payment on the earliest date that it may be made without violating Section 409A. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.

* * * * *

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EXHIBIT A

WABASH NATIONAL CORPORATION EXECUTIVE SEVERANCE PLAN

SEVERANCE MULTIPLES AND

BENEFIT CONTINUATION PERIODS

Tier Level	Severance Multiple	Benefit Continuation Period
Tier I Participants	2	24 months, commencing on the Date of Termination
Tier II Participants	1.5	18 months, commencing on the Date of Termination
Tier III Participants	1	12 months, commencing on the Date of Termination

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EXHIBIT B

PARTICIPATION AGREEMENT

[Date]

Dear [Name]:

You have been selected to participate in the Wabash National Corporation Executive Severance Plan (the “Plan”), subject to your execution and return of this agreement (this “Participation Agreement”) to Wabash National Corporation (the “Company”). The Plan has been adopted by the Company effective as of January 1, 2016, and you are eligible to participate in the Plan as a Tier [I] [II] [III] Participant, subject to the terms and conditions of the Plan and this Participation Agreement.

By signing this Participation Agreement, you hereby acknowledge and agree as follows: (a) that you have read the Plan, including, but not limited to, the provisions contained in Section 7 of the Plan entitled “Restrictive Covenants” (the “Restrictive Covenants”); (b) that the Restrictive Covenants are intended to encourage conduct that protects the legitimate business interests of the Company and its subsidiaries and affiliates; (c) that, as a condition to and in consideration of receiving the benefits set forth in the Plan, you hereby agree to be bound by and to comply with the terms and conditions of the Restrictive Covenants; and (d) that you will notify the Company in writing if you have, or reasonably should have, any questions regarding the applicability of the Restrictive Covenants. You further acknowledge that by signing this Participation Agreement, you have thereby willingly agreed to comply with the Restrictive Covenants, and that that you were free to reject this Participation Agreement and all benefits under the Plan with no adverse consequences to your employment with the Company and its subsidiaries.

Note that the agreements you make by executing this Participation Agreement will be enforceable against you, regardless of whether or not your employment terminates in circumstances that entitle you to severance benefits under the Plan.

Please note that you are not required to participate in the Plan, and may decline participation in the Plan by not returning this Participation Agreement. If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned to the Company’s [●] at [●] so that it is received no later than [Date]. This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

WABASH NATIONAL CORPORATION	ACCEPTED AND AGREED BY PARTICIPANT

By:	Signed:

Title:	Dated:

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EXHIBIT C
GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this [●] day of [●], 20[●], by and between Wabash National Corporation (the “Company”) and [●] (“Executive”).

1.          Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of [●], 20[●] (the “Separation Date”).

2.          Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 4(b) of the Wabash National Corporation Executive Severance Plan (the “Plan”), upon the terms, and subject to the conditions, of the Plan. Executive agrees that Executive is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Section 4(a) of the Plan.

3.          No Liability. This Release does not constitute an admission by the Company or any of its affiliates or predecessors, or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.          Release. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself/herself, his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Company Group”) and each of their respective officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group’s incentive or equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, any claim arising out of or related to any statute or the common law of the State of Indiana, or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

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Without limiting the foregoing paragraph, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company Group as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, and Executive voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Company Group from: (i) any obligation under the Plan; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plans that were vested as of the Separation Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Executive’s rights of indemnification and directors and officers liability insurance as may be in effect as of the Separation Date; and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he or she may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company, its affiliates and their respective predecessors and successors in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5.          Representations. Executive acknowledges and represents that, as an employee of the Company and its affiliates, Executive has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of the benefits under Section 2 of this Release is Executive’s truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Business Conduct and Ethics, policies and procedures, and with all laws and standards governing the Company’s business. Executive’s truthful and complete representation, based on Executive’s thorough search of his or her knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct, no one has asked or directed Executive to participate in any such conduct, and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

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6.          Representation of No Pending Action and Agreement Not to Sue. Executive further agrees never to sue any Releasees or cause any Releasees to be sued regarding any matter within the scope of this Release. If Executive violates this Release by suing any Releasees or causing any Releasee to be sued, Executive shall continue to be bound by the obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Releasees, including reasonable attorneys’ fees, unless paying such costs and expenses is prohibited by law.

7.          Right to Engage in Protected Activity. Nothing in this Release is intended to, or shall, interfere with Executive’s rights under federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, GINA, USERRA, or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of the non-disparagement or confidentiality clauses of the Plan. Similarly, nothing in this Release prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such complaint, charge, or proceeding brought against any Releasee, regardless of who filed or initiated any such complaint, charge, or proceeding.

8.          Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws principles.

9.          Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he or she has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he or she was given a period of [21] [45] calendar days within which to consider and execute this Release, and to the extent that he or she executes this Release before the expiration of the [21] [45] calendar day period, he or she does so knowingly and voluntarily and only after consulting his or her attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

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10.         Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 15 of the Plan by hand or overnight courier before 5:00 p.m. on the seventh day after signing this Release, and this Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he or she revokes this Release, it will be null and void in its entirety, and he or she will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of this Release.

11.         Miscellaneous. This Release, together with the Plan, is the complete understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to Executive’s employment with the Company Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

12.         Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

WABASH NATIONAL CORPORATION	EXECUTIVE [Form of Release – Do Not Sign]

By:	[•]
Its:

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